As filed with the Securities and Exchange Commission on May 8, 2015.

Registration No. 333-02025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-8

REGISTRATION STATEMENT

No. 333-02025

under

THE SECURITIES ACT OF 1933

PHI, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0395707
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 S.E. Evangeline Thruway Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated

PHI, Inc. 1995 Incentive Compensation Plan

(Full title of the plan)

Trudy P. McConnaughhay

Chief Financial Officer and Secretary

PHI, Inc.

2001 S.E. Evangeline Thruway

Lafayette, Louisiana 70508

(337) 272-4452

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Najder

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

PHI, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 3 to deregister certain securities previously registered by the Registrant on its Registration Statement on Form S-8 (File No. 333-02025) filed with the Securities and Exchange Commission (the “SEC”) on March 28, 1996, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 filed with the SEC on March 29, 1999 and September 14, 2005, respectively (as amended, the “Registration Statement”).

A total of 175,000 shares of the Registrant’s voting common stock, $0.10 par value per share (the “Voting Stock”), and 325,000 shares of the Registrant’s non-voting common stock, $0.10 par value per share (the “Non-Voting Stock”), were registered for issuance under the Amended and Restated Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan (subsequently renamed the Amended and Restated PHI, Inc. 1995 Incentive Compensation Plan, the “Plan”). In addition, pursuant to Post-Effective Amendment No. 2, a total of 150,000 shares of Non-Voting Stock issued under the Plan were registered for resale.

The Board of Directors of the Registrant has taken action to terminate the Plan as a compensatory plan of the Registrant. Therefore, the Registration Statement is hereby amended to deregister 32,542 shares of Voting Stock and 738 shares of Non-Voting Stock that remain unissued under the Plan as of the date of this Post-Effective Amendment No. 3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on May 5, 2015.

PHI, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 5, 2015 by the following persons in the capacities indicated below.

Signature	Title

/s/ Al A. Gonsoulin Al A. Gonsoulin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Lance F. Bospflug Lance F. Bospflug	President, Chief Operating Officer, and Director

/s/ Trudy P. McConnaughhay Trudy P. McConnaughhay	Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)

/s/ C. Russell Luigs C. Russell Luigs	Director

/s/ Richard H. Matzke Richard H. Matzke	Director

/s/ Thomas H. Murphy Thomas H. Murphy	Director